COACHMEN INDUSTRIES EXPECTS LOWER EARNINGS FOR 3RD QUARTER

ELKHART,  Ind., Oct. 18 /PRNewswire/ -- Coachmen  Industries,  Inc. (NYSE: COA -
news) announced today that third quarter earnings may be as much as 10 cents below analysts' expectations. The company has continued to experience a downturn in motorhome shipments, which is consistent with what some other RV manufacturers have been reporting. While travel trailer shipments remain strong, other towable RV shipments are down from a year ago. Changing consumer perceptions with regard to volatile gas prices, increased interest rates and fluctuations in consumer confidence have all contributed to lower earnings for the quarter. Earnings were also impacted by higher costs associated with increased sales incentives, lower production volume and related inefficiencies.

"Company operations remain profitable and combined with a strengthened balance sheet, and on-going actions in support of our strategic plan, we remain optimistic that performance will improve as market conditions strengthen," said James E. Jack, Executive Vice President and Chief Financial Officer.

Coachmen Industries, Inc. is one of the nation's leading producers of recreational vehicles and is the largest producer of modular homes in the U.S. Recreational vehicles comprised 80 percent of Coachmen Industries' sales during the first half of the year and modular construction represented 20 percent. This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to the potential fluctuations in the Company's operating results, the implementation of its enterprise-wide software, the availability and pricing of gasoline, the Company's dependence on chassis suppliers, interest rates, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, impacts on high-cost discretionary product purchases from fluctuations in the "wealth effect" and other risks identified in the Company's SEC filings.